Exhibit 99.4

Financial Statements
(Unaudited)

Hillandale Farms of Fla., Inc.

Table of Contents

Balance Sheet	1
Statements of Income	3
Statements of Cash Flows	4
Notes to Financial Statements (Unaudited)	5

Balance Sheet
July 30, 2005
Hillandale Farms of Fla., Inc.

See accompanying notes.

Balance Sheet
July 30, 2005
Hillandale Farms of Fla., Inc.
(Concluded)

See accompanying notes.

Statements of Income
For the Four Weeks and Fourteen Weeks Ended
July 30, 2005 and October 2, 2004
Hillandale Farms of Fla., Inc.

See accompanying notes.

Statement of Cash Flows
For the Four Weeks and Fourteen Weeks Ended
July 30, 2005 and October 2, 2004
Hillandale Farms of Fla., Inc.

July 30, 2005	October 2, 2004
Cash flows from operating activities		
Net income (loss)	$ 60,119	$ (775)
Add (deduct) components not requiring (generating) cash:		
Depreciation and amortization	108,679	352,603
(Gain) loss on disposition of assets	(1,000)	7,000
Deferred taxes	1,766	--
Changes in assets and liabilities:		
Trade accounts receivable	428	(1,630,101)
Trade accounts receivable-related parties	(2,101,610)	85,769
Trade notes receivable - related	1,867,789	1,779,542
Inventory	(192,218)	(585,977)
Prepaid expense	21,267	61,980
Bond issue cost	--	1,313
Patronage refund certificates	(1,340)	--
Trade accounts payable	(45,062)	1,679,341
Trade accounts payable - related parties	1,606,440	(1,878,819)
Trade notes payable - related	(1,228,596)	--
Accrued expenses	(24,282)	(16,352)
Net cash provided by (used in) operating activities	72,380	(144,476)
Cash flows from investing activities		
Purchase of property, plant and equipment	(2,346)	(6,458)
Proceeds from disposition of fixed assets	1,000	--
Net change in short-term loans	511	--
Net cash required for investing activities	(835)	(6,458)
Cash flows from financing activities		
Payments on long-term debt	(28,972)	(81,009)
Payments on capital lease obligations	(5,125)	(15,375)
Net cash required for financing activities	(34,097)	(96,384)
Net change in cash	37,448	(247,318)
Cash - beginning	123,053	263,968
Cash - ending	$ 160,501	$ 16,650
Supplemental information		
Cash paid during the four weeks:		
Interest	$ 24,699	$ 48,250

See accompanying Notes.

Notes to Financial Statements (Unaudited)
As of and for the Four Weeks Ended July 30, 2005 and
for the Fourteen Weeks Ended October 2, 2004
Hillandale Farms of Fla., Inc.

Note 1 — Summary of Significant Accounting Policies

Business and credit risk concentrations

Hillandale Farms of Fla., Inc. (the Corporation) produces finished feed that is sold at both retail and wholesale. Credit is extended to various customer accounts throughout Florida and Alabama. The Corporation’s customer accounts are generally not secured by collateral.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and to disclose contingent assets and liabilities. Actual results could differ from these estimates.

Fiscal year

The Corporation’s fiscal year ends on the Saturday nearest to June 30. This practice results in a 52-week or 53-week fiscal year.

Common ownership

The Corporation, Hillandale Farms, Inc. and Columbia Grain & Ingredients, Inc. are owned and operated by a common group of stockholders. The existence of such common control could result in operating results or financial position of the Corporation that differ from those that would have been obtained if the entities were autonomous.

Note 2 — Related Party Transactions

Sales of feed are made to separate entities owned by all or some of the stockholders. Material sales to related parties amounted to approximately $2.8 million, for the four weeks ended July 30, 2005. Material purchases from related parties amounted to approximately $2.4 million, for the four weeks ended July 30, 2005. Rental and lease income received from related parties amounted to approximately $86 thousand for the four weeks ended July 30, 2005.

Sales of feed are made to separate entities owned by all or some of the stockholders. Material sales to related parties amounted to approximately $11.9 million, for the fourteen weeks ended October 2, 2004. Material purchases from related parties amounted to approximately $10.3 million, for the fourteen weeks ended October 2, 2004. Rental and lease income received from related parties amounted to approximately $270 thousand for the fourteen weeks ended October 2, 2004.

Note 3 – Subsequent Events

Effective July 28, 2005, fixed assets of two of the four divisions of the Corporation were transferred to a newly formed Limited Liability Company. The new entity is named Hillandale, LLC. Also, feed and ingredients inventory of three of the four divisions, with related liabilities were transferred to the new Limited Liability Company. In addition, most of the assets and liabilities of Hillandale Farms, Inc. were transferred to this newly formed entity. A controlling majority of this newly formed entity will be sold to Cal-Maine Foods, Inc., which is expected to be finalized in September 2005.

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